EXHIBIT 3.1

CERTIFICATE REGARDING ADOPTION OF
AMENDMENT TO SECTION 2.01 OF
RURBAN FINANCIAL CORP.’S REGULATIONS
BY THE SHAREHOLDERS ON APRIL 16, 2009

               The undersigned hereby certifies that she is the duly elected, qualified and acting Secretary of Rurban Financial Corp., an Ohio corporation (the “Corporation”); that the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation was duly called and held on April 16, 2009, at which Annual Meeting a quorum of the shareholders of the Corporation was at all times present in person or by proxy; and that the shareholders of the Corporation duly adopted, by the affirmative vote of the holders of common shares entitling them to exercise at least a majority of the voting power of the Corporation, the amendment to Section 2.01 of the Regulations of the Corporation set forth on Annex 1 attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the undersigned Secretary of Rurban Financial Corp., acting for and on behalf of the Corporation, has hereunto set her hand this 20th day of April, 2009.

/s/ Keeta J. Diller

Keeta J. Diller, Secretary

ANNEX 1

Section 2.01 of the Amended and Restated Regulations
of Rurban Financial Corp. (as amended)

Section 2.01.  Authority and Qualifications.  Except where the law, the Articles or the Regulations otherwise provide, all authority of the corporation shall be vested in and exercised by its directors.  Directors need not be shareholders of the corporation.